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BUCYRUS 1100 Milwaukee Avenue · P.O. Box 500 South Milwaukee, Wisconsin 53172-0500, USA (+1) 414.768.4000

EMPLOYEE MEETING AT SOUTH MILWAUKEE FACILITY

November 16, 2010 Transcript

Tim Sullivan: Good morning everyone. We got a good sound system, that’s good. This is obviously a very eventful day, time period for our company.

I wanted to get everyone together to make sure that you got the message directly from myself and from the senior management team from Caterpillar. As you all are very well aware the announcement that was made yesterday is this company is being purchased 100% by Caterpillar from Peoria Illinois. And let me give you a little bit of the rationale behind the board of directors that made that decision late Sunday night. And the reason why this deal transpired and why we think it’s a good thing for our company.

First and foremost I think all of you realize, that have been here for several years, that the markets that we are in, the commodities markets, can be very volatile. In the recent past with our growth and with the demand for commodities that market has stabilized and has been growing rapidly. As you all know we are the 9th fastest growing US company right now and that’s a direct result of the fact that we have grown the company organically and we’ve also grown the company through acquisition. Having said that ,the world has gotten really small and it’s highly competitive out there. The people that we sell our products to have been consolidating at a very fast pace . Every day we read more and more about the large multinational companies that we sell to. The most recent one was BHP Billiton that some of you probably read about in the paper over the last month. They were trying to purchase Potash Corporation in Canada, as they wanted to expand their portfolio. Now these are multi billion dollar, multinational companies that are growing very very rapidly. As we talk to them and as they continue to grow, they are looking for companies that are large enough and have a broad enough portfolio of products, that can meet all their demands. When you’re mining commodities in very remote locations around the world, in the Andes mountains or above the arctic circle or in the jungles of Africa, they need a company that’s large, has a lot of cash, a lot of capability, and will be there for them every single day in some of these remote locations and as the commodity demand spreads throughout the world, these companies are going increasingly into more and more remote locations. We’re moving into countries now like Ghana, Mali, Liberia, places that traditionally our company has not really worked in. we looked at this with our board of directors yesterday, or Sunday, and we felt that, to keep pace with the multinationals we would have to literally spend millions and millions of dollars and literally hire at least a couple thousand people to keep pace with them.

So when Doug Oberhelman approached me a couple of months ago I said “let’s talk. Let’s see what makes sense for Bucyrus, lets see what makes sense for Caterpillar.” And Doug’s vision was to incorporate our company with his company to make the largest machinery company in the world, to be able to keep pace with the commodity markets and the demand that the commodity markets by these large multi-national corporations that we do business with. The world’s changing, it’s changing rapidly. It’s not like the old days where we only had to deal with a few mine sites. The mine sites are multiplying, the demand is multiplying, and quite frankly we were concerned as a company if we could keep pace. And I think we determined, as a management team and as a board of directors that we probably could not to the extent that we would remain successful in the long term. So in a nutshell, really, that was the decision that was made by our board of directors. They felt that, that this joining of these two companies made sense for the market that we’re in and the change in environment. The other thing that played into this was the fact that the world as I said is getting smaller we’re seeing a lot more competition coming out of China. As many of you know we sell product into China, but the Chinese have be very insular in their market and our ability to sell in to the market, but more importantly they’re developing products to compete not only with our company but also with Caterpillar. We felt that by bringing these two companies together that we could over time, not maybe this year or next year, but over time, over the next five to ten years bring these companies together make them strong and solid. That we would have the ability to take on any foreign competition. I think this is important. And I mean this sincerely. We’re joining two American icons; two American companies that have been around for many years. Caterpillar’s not quite as old as we are, I think about eighty five years or so. Right. We are a 130 years old, so you have two mid-western American icons. We think alike, we have the same value systems and if you’re going to join up with another company to make sure that we can make American jobs last and be strong I’d rather have it with a company just across the border in Illinois than somewhere else in the world. And that was also another compelling reason why our board of directors felt that this was the right choice. Eventually we felt eventually we would have to partner up with somebody and we picked the best. And that’s bar none. So I think that was also a very high motivating factor for our board of directors to make this decision. Now, and I’ll give Doug a lot of credit for this, we placed some requests, on Caterpillar. We said we are open to this , but obviously our shareholders would have to get a return. A but more importantly, the brand Bucyrus has been around for 130 years and I don’t want to be the person to have that brand disappear. And I think the other thing that was important to us, is we are big part of the local community here in Milwaukee, we’ve been here since 1893. And I also did not want to be the person to see this presence in Milwaukee and Wisconsin disappear under my watch. So the two things that out board of directors asked Caterpillar was; to maintain the brand, maintain the jobs in Milwaukee, bring the headquarters of Caterpillar’s mining division to Milwaukee and make this the mining headquarters for what will be the mining division of Caterpillar. And to Doug’s credit he agreed whole-heartedly to both of those requests. And those were important. As you can see, what’s played out in the marketplace just in the first twenty-four hours since the announcement was made, the positive feedback that we’ve gotten from our local leaders in the community. Both Doug and myself talked to our new Governor yesterday, Scott Walker, very very supportive. We talked to Tom Barrett yesterday. I think if some of you were up early enough yesterday you saw Congressman Paul Ryan happen to be on CNBC when Doug did his interview. We have had nothing but positive comments from our customers, from our suppliers and quite frankly from everyone. It’s very rare that when you bring two companies together that both companies stock, stock prices shoot up dramatically. Usually the company that’s being purchase obviously the stock price goes to the level of the offer. But its very very rare that the company that’s purchasing the company….that their stock price goes up. Typically it goes down. Caterpillar’s stock price was up yesterday. When we purchased Terex our stock price went up, so I think that’s a vote of confidence by the public community too. It’s a public vote of confidence that this is a smart move. This make a lot of sense. We think that the people that have made these decisions, have made the right decisions.

So, I think, you know, there’s absolutely nothing negative about what’s happening here. As a matter of fact, each and every one of you should be very very happy with the outcome of what this decision will mean for our company. And I think over time you’ll learn very clearly that this was the right decision for our long-term viability. Our long-term security as a company. And I’m looking out at this crowd and I know that a lot of you have been around as long as I have. We’ve gone through some very difficult times at this company. A lot of pain and suffering through some tough times. There’s no guarantee’s but if we work smart and hard, and do the things that we’re doing that we’ve always done here in Milwaukee, there’s no reason why we can’t continue to grow this company at the growth rates that we’ve seen here in the recent past. And some of you newcomers to the company here, in the last couple years, this is what we’re all about as a company. I think you also made the right choice to come here. I think this will be a career that I think you’ll be happy to say you worked here for years and years to come. I think the person you really want to meet and hear what he has to say, is Doug Oberhelman, the chairman and CEO of Caterpillar, will address you.

Doug Oberhelman: Well thank you Tim and good morning everyone here in South Milwaukee. I’m going to be not in a selling mode with you at all this morning. I know there’s a lot of questions and we answered a number of them yesterday with the media, over in the Heritage Museum, Tim and I together, and I think we started to put some answers around some of the questions. But, to start with, Caterpillar is thrilled to join forces with absolutely THE best producer of mining equipment in the industry, and I mean that. (Applause) When we started looking at strategic investments and where to put our money for the long term. As Tim said, we’ve been around for 85 years and it’s incumbent upon my shoulders to deliver the company for the next 85. We picked mining at the top of the list to increase our investment and exposure at Caterpillar for the long run. You all probably know better then I do, why mining, the mining future is so bright, and I think you’ve lived that very deeply for a long long time and you understand the demand for minerals and coal and things that come out of the ground. But I will also tell you we had choices. We had several choices on which direction we could go with Caterpillar for our future in mining. And the path we had been on was to go it alone ourselves. Introduce a hydraulic shovel, add it to our mining trucks, and compete with Bucyrus and Joy and the Chinese and Liebherr and all the others head up, and head on. And frankly we were on a path to do that. Knowing it would be a very tough road. As we got into it a little further, and we looked at Bucyrus and we looked at Joy and we looked at Liebherr and a couple of others around the world including China. The absolute obvious choice for us to partner with was Bucyrus. For several reasons and I would say, I don’t know if there’s 1400 people standing in the room, but that was at the top of the list. A great work force that has been around in generations of like Caterpillar I’m sure there are 4 or 5 other generations of workers here. Of families that have come down through Bucyrus in Milwaukee and Wisconsin. We like that at Caterpillar. We have those stories every day. We, I awarded a 60 year pin at Caterpillar not long ago. It was one of my most proud moments, to this fellow who was 89 years old and still working. It was a fabulous legacy. We hear that and think that at Bucyrus is the same culture that we have. And we got to looking at the product overlap. We really don’t compete with Bucyrus, we have a little competition in trucks that came with Terex that you bought earlier this year. We don’t know anything about drag lines or rope shovels. We excited the hydraulic shovel, the big shovel business some years ago. We don’t have drills. We don’t have underground coal mining. It’s only in the small band of trucks that we’ve come up against each other. We said “this is perfect.” So as we sat down and looked at that, we said “ you know maybe we should talk to Tim.” Because Bucyrus was our choice at that time, our number 1 choice. And as Tim describes it exactly correct. We sat down and we had a long, and I remember well, great dinner in Chicago one night. We did not know, we had not met each other. And, he was very complimentary of Caterpillar and I was very complimentary of Bucyrus. We really didn’t talk any business it was a get to know each other session. And we both went back, and I think in my case, It struck me that this is a pretty good company. We got into it, one thing lead to another and about sixty days then we resulted in, it resulted in the announcement tomorrow, ah, yesterday. There’s a couple of questions I know you’re asking and Tim had kind of touched on them. Number one; we will keep the Bucyrus brand, I believe the color is burgundy mountains, I think I learned yesterday, I’m not quite sure you all know. Which is so strong in the industry here in South Milwaukee and on the big legacy products. It’s strong, we like it, it’s Caterpillar -like. That’s going to stay a long time. Number two; (applause) thank you. Number two; our mining business is growing, it’s an important piece of our company. We really don’t have an identity inside Caterpillar for our mining business. We make great trucks, and we make great D11 bulldozers and D10’s and big 994 Loaders, I hope you’ve seen them, but we don’t really have an identity. And when we went over and looked at the Oak Creek expansion, we saw what’s here, we said “Milwaukee’s a natural choice to put the Caterpillar World Wide Mining Headquaters.” So we will bring a few, and I can’t tell you today how many, I don’t know, we have not studied it, we have not talked about it. But we’ll bring a few jobs here over time and we make essentially that center at Oak Creek our mining headquarters for Caterpillar. Bucyrus will stay here in South Milwaukee and do what’s been done here since 1893. So that’s another bright piece and we like that. We can do customer training over there I think and employee training. It’s a wonderful facility and it will give us an identity in the mining business and I’m thrilled about that. Third; jobs, and we had a lot of questions from the media yesterday about jobs in South Milwaukee specifically. The nice thing about this merger of these two companies, we do not compete, there’s no overlap. Particularly here in South Milwaukee. What you do here, we don’t do anywhere in the world. Granted, we may have some overlap in some gears and some components or something else I don’t know. But to the extent you’re competitive here, this is what I tell our people all the time, “if you’re the lowest producer and competitive, it’s likely more work can come in.” this is not a deal done on cost synergies. In other words, we can’t, we’re planning about $400m a year out in 2015 in Synergies, this nasty word that goes around some times in big business. Virtually none of that is on cost. Many times 2 headquarters, we need one, cut that headquarters building out, or cut that factory out. We don’t have that here with this deal because there really is no over lap, great over lap, and none in Milwaukee. So to the extent that the mining industry continues to boom, which is the attraction for us in the first place, the extent that we’re all lowest cost producers in our jobs, wherever that is, we have a bright future here.

Fourth; I know there was a question and in many of your minds, and particularly with the Steel Workers in the union here, what about the contract? We will not touch that contract. And I want you to know that. (Applause) I believe it runs, I think Tim told me 3 more years, that’s what we’re going to operate on as we go forward once this deal closes and of course, until then, until the second half of next year sometime. And so I hope those 4 pieces give you some assurance, and I will also say “there are no guarantee’s in life” no guarantee for me, no guarantee for Tim, no guarantee for any of us but I hope those 4 statements give you a little more insight as to what we’re planning to do here in South Milwaukee. This is a jewel and we have to have this jewel to make this deal pay back for our share holders. And I’m happy about that, because I see the value of all of you in this room and the 10,000 people at around Bucyrus-Erie. And I’m going to go to Peoria this afternoon. I haven’t been back there since the announcement, with Tim, and we’re going to address our employee’s this afternoon. I can’t wait for that. Because there’s a lot of questions there. “How many jobs are you taking to Wisconsin and getting rid of us?” kind of the counter to all of you. So we’re going to have this same discussion with them and we’re always going to focus on, we have to be a low cost producer, we have to be global competitive, and as long as the mining industry is going the future is very bright. So I hope that gives you some assurance at a high level. Certainly with no guarantee’s in anything but that’s our intentions going in. We’re extremely happy to have the opportunity to bring Bucyrus into our mining business and expand Caterpillar in a way that will make us, all of us, all of you, the other 10,000 people out there in Caterpillar. The world wide leader in the mining industry. And if you sit back and think about it, we used a chart with the Wall Street community yesterday on the product range we will offer once we get this done. Nobody but nobody has it. And we can go to the big mining costumers, the BHP’s the Vale’s the people you know around the world, the people you ship to and give them a full range, lower their costs which means more supply for us. And that’s essentially in a nutshell where we’re headed with this.

I will also tell you I have a soft spot for Wisconsin. I was married in Green Lake. My wife’s father is from Ripon. We come there every year in the summertime for the Fourth of July. And, when I cross that border into Wisconsin I will always breathe a sigh of relief. I grew up just across the border south of Lake Geneva. In summers we’re always around Wisconsin fishing. So I want you to know I have some affinity for, a lot of affinity for Wisconsin. Which I don’t think swayed my opinion of Bucyrus, but somewhere in the back of my mind I’m sure it helped. I’m also somewhat into legacies. The Caterpillar history is not quite half of yours, I was touched yesterday in the heritage museum here. We don’t have anything like that at Caterpillar. I mentioned to Jim, our public affairs director, that we ought to. We are building one in downtown Peoria. That’s kind of nice. The other thing is my dad worked for John Deere for a long time, he was a John Deere salesman. And he is still alive today, and we talk about that a lot. I think he is proud of me but I always wonder where we are with each other on green and yellow. I see a nice Cat hat out there and I appreciate that very much. So anyway I’ll conclude, I want to introduce a couple of other people to you and then we are going to take Q & A. But I do want to assure you again that the future of the mining business is great. The Bucyrus team, the Bucyrus products, the Bucyrus talent is absolutely critical to make this deal happen. And you have my commitment to make it work. And we’ll bring management with you and a focus from Peoria from my office to make sure that this thing works and we all grow as we go forward. I’m very optimistic about this. Our Board is excited. I’m sure all of our employees are excited about this. Anytime we can make a step to become a leader like this in such a growing and important industry around the world, as Tim said, we’ll be a great American player on top of a great global competitor. It’s exciting. So we’re happy to be here and I want to introduce a couple of other people. Steve Wunning, who I will ask to take the microphone for just a minute. He’s a group President and essentially will be the boss at Caterpillar, reporting directly to me as we go forward. He’s been instrumental in this deal, he’ll be instrumental in the integration of all of you going forward, and you will see him I’m sure very often here as we get underway after closing next year. The other gentleman I’d like to introduce is Chris Curfman, who has been the head of our global mining division for many years at Caterpillar. And has helped us put our products on the mining charts so well with our customers around the world. And he’ll be an integral part of the team here in the future as well so Steve, if you would come up and say a few words, I’d appreciate that and then we’ll take Q & A.

Steve Wunning:

Thank you. Well I just want you to know just how excited I am to see two great American companies join forces. You know we talk about a lot of things and people ask, “Well, why are we doing this?” We point to the products, Bucyrus has got great products, Caterpillar has great products, we talk about the factories and the great factories that we have. We talk about our engineering. But you know what excites me the most, and what’s the most important thing is that we’re combining two incredible teams. The Caterpillar team is a great team of people. The Bucyrus team is a great team of people. And frankly that’s more important than anything else. And that’s what gives me great confidence that combining these two teams will be an unbeatable combination that nobody can match. And I’m really excited about that. The other thing you might be thinking about is “What is it like to be part of Caterpillar?” Maybe I can describe that just a little bit. Caterpillar is a big company. We’ve got a hundred thousand people. More than a hundred thousand people. And Caterpillar is really very much like a family. We still have a family culture, very much like Bucyrus. At Caterpillar we have many many families who are third and fourth generation people within the family working for Caterpillar. I’ve been at Caterpillar for 37 years. That’s not unusual. You come to work, you get out of school and stay at Caterpillar until it’s time to retire. Doug mentioned that he gave a 60 year pin. That is a, 60 years may be a little unusual, but I’ve given a number of 50 year pins, and given a few 55 year pins. People at Caterpillar have a lot of pride in the company. They want to stay. Just like Bucyrus. Every so often somebody will leave the company. And I can mark the calendar within a year or two years, they’ll be calling me back, wanting to know if they can come back to Caterpillar. It’s just really a big company, like Bucyrus, but it’s got very much a family orientation. Multiple of generations people stay at Caterpillar. The other thing I’d like to talk about at Caterpillar is safety. Because safety is incredibly important to our company like it is for Bucyrus. It’s incredibly important that we have safe factories and safe offices for all of our people to work in. So that we go home in the same condition that we were when we went into work. And we’ve been on a very incredible journey over the past five or six years to improve our safety record. And we’re going to be doing that with you as well because I know safety is very very important to you. And the other point I want to make is employee engagement. It’s important for us that our employees want to work at Caterpillar. It’s important for us that you want to be part of Caterpillar as well. And we want you to recommend Bucyrus and Caterpillar to your friends and family members. That’s how we develop and continue to develop to becoming a great company. So there’s a lot of similarities between Caterpillar and Bucyrus. We’re Midwestern companies. We’ve got the Midwestern work ethic. And the thing that attracted me the most is that when Tim says you do something, that you are going to do something, you guys do it. You deliver on your commitments. And it gets back to the people. And the last thing, I just want to touch on is, when we talk about why we did this, this is all about growth. By combining our two businesses, we’re gonna be able to grow faster in the mining industry than we could alone. So thank you very much. I’m really excited. I look forward to getting to know each and every one of you. Thank you very much.

Doug Oberhelman:

Well thank you and Tim, I have a little gift here and I don’t know if any of you got to see some of the papers this morning. There’s a classic picture in there that will go down in history, I am sure. And I’ve autographed this for Tim. “Congratulations on a great deal and a great future to Bucyrus.” And it’s of course, the big shovel and our truck that’s so famous around, so I’m going to give that to Tim and I’m sure he’ll display it where others can see it. It’s a very proud day for us at Caterpillar and I hope you all feel the same way. So thank you.

Tim Sullivan:

Ok, this session is about you and we’d like to open this up to questions. We’ll answer anything that’s on your mind. Yes?

Audience member:

(Inaudible)

Yeah, the question is, “You’ve said everything but are we going to have a chance to retire from Bucyrus?”

Tim Sullivan:

Absolutely. And why wouldn’t that happen? I think that the interesting thing, and I made this comment to a group on Sunday night, I said, “That the interesting thing about what we do here in South Milwaukee is it’s very unique. What you do here is very unique, and you know over the years a lot of people have tried to put this plant and this business out of business. We’ve survived everything because what we do here is very special. It’s all about you know maintaining our hard work ethic, I’ve been bragging on you guys. You know for the last couple of days with the guys from Cat. I said there’s no better workers in the United States, and they said well maybe in Peoria but no. The market hangs tough, we work hard, what we do here is very unique and very special, it’s not going anywhere. So the answer to that question is yes.

Doug Oberhelman:

I think it’s appropriate that I answer it yes as well. I get that question a lot from our production workforce and some of our management workforce in Peoria and elsewhere. And our intention is long and fruitful careers when you wish to retire. And I don’t think that’s a bit different here and that’s my expectation going forward. Just like Tim’s. I don’t know why it would be any other way. There’s no other plan here to do anything any differently.

Audience member:

We are the highest paid people in this industry. After this contract, you said you are going to honor the contract, are you guys going to try and cut our wages?

Doug Oberhelman: Everybody hear that? We ‘re not going to try to cut your wages. And we will honor the contract that is on the table today. We won’t be back at you on that subject. We will work together in the future as you have worked with Tim and the team here in the past to make sure we are competitive. We get that done and the future is bright.

Tim Sullivan:

Let me add to that as well, we, and this is something that Steve and myself and Chris will be going through here in the next couple of weeks, how we operate here in Milwaukee is fairly unique. First of all, you are all on profit sharing. That’s unique. Second of all, we measure our costs by the cost per ton out the back door, not what we pay you by hour. Ok? So what this is about is if we work efficiently, we’re more than happy to pay people a good wage and increase that wage. It’s about the cost of tons out the back door. And Steve and Chris and myself will be talking about that whole philosophy here over the next couple of weeks because we do operate fairly uniquely. Having said that, I think it’s the right way to do things so you’ve got the commitment, it’s a matter of continuing to work hard. Yes?

Audience member:

Is this on, can you hear me? I work for a highly creative yet small group in Bucyrus, the Haul Truck division. What are your high level plans to grow the AC Drive truck?

Steve Wunning:

Well we’ve got a program for electric drive trucks as well and we’re very excited about that. We don’t know exactly yet how we’re going to integrate your product line in with our product line. Because we want to take the best of Bucyrus and combine it with the best of Caterpillar. But over the next several months we will be working to figure out how we can best do that. And, but you’ve got a great truck line, so do we. I think there’s an opportunity here to figure out how we can best blend our product line. And the thing is, with our products, there isn’t a whole lot of overlap. Where we have products you don’t, and where you have products we don’t. so there is a lot of complimentary things here and that’s why this gets back to growth. Is that this allows us to sell a one stop shop to the mining customers as opposed to several different suppliers offering different products. And this does get back to growth and this is a factory that Bucyrus has invested heavily in. This is a very productive factory and we want to utilize this factory as well as this trained workforce. So there’s a lot of job security here.

Tim Sullivan:

Yeah, shout it out, I think we’ll hear it.

The question was, “What’s happening in Oak Creek? Oak Creek will basically be an administration and training and conference center. If you ever drive by where the Midwest Airlines headquarters used to be, there are basically 2 buildings there. One was their administration building, and one was their training center and obviously in the airline industry, they do a lot of training. As Doug mentioned, that will be, to be very specific, that facility will be Cat branded. That will have a Cat logo. It’ll be, you know, the motif will be Cat. And that will be Caterpillar’s mining headquarters, it will primarily be, again, an administration building. I think our plans right now are something in the numbers of about 280 people. And that will probably grow larger over the next couple weeks as we decide how we’re going to put that together over there. But that will be Cat branded, you will always be Bucyrus here. So the logo, how you’re dressed, how you’re labeled here will be Bucyrus. So Cat’s global headquarters in Oak Creek office training center, Bucyrus basically surface products here in South Milwaukee.

Yeah? You’re going to have to shout, because I’m half deaf.

Audience member:

I am too, so. Since when the deal closes we will be the largest mining supply company in the world, do you foresee any problems with the SEC going through any of the other regulatory reviews?

Doug Oberhelman: I’ve had that question about five times and no I don’t. We’ve got virtually every regulatory agency in this country and half a dozen others that we are going to have to get approvals from. We obviously have researched that, we’ve hired very expensive lawyers to give us opinions so far. Some will be more problematic than others. We expect no problems getting that done, it’s a question of timing. It’s a big problem these days, or it’s a big issue these days, not necessarily a problem. Good question.

Tim Sullivan:

Hang on a second, can you give him a mic? Thanks.

Doug Oberhelman:

Shelley, here.

Audience member:

You’ve noted a lot of advantages to this merger, but are there two or three synergies that come to mind that are powerful, just obvious.

Doug Oberhelman:

Yeah, there are several and we list, if you want to go the website and look at our release, we list them out there in some detail. First and foremost is around this idea of a one stop shop. Imagine the power of Bucyrus engineers on a mine site, Caterpillar truck engineers on a mine site to help that customer mine his ore or coal, whatever it is, more efficiently. When we go in and consult with him together, and the cost that can come out. That’s a big one, I think. Secondly, distribution. Today the Caterpillar dealer, and this is not to downplay the importance of Bucyrus distribution at all, but the Caterpillar dealer average age around the world is probably 60 years old, the net worth of the average Caterpillar dealer is a couple hundred million dollars, these are substantial businesses that offer great services to our joint customers. We think by taking pieces of Bucyrus and today already for example the O&K line, the Terex line, now the Bucyrus hydraulic shovel line, almost half of that, less than half but almost half I think, already go through Caterpillar dealers. And there are other Caterpillar dealers who want to do that so we think there is some value there. Think about two parts distribution systems worldwide which you have and we have in virtually every country on the planet, putting those together and getting parts out faster to our customers. Another big one we think is remanufacturing. We have a couple of billion dollar remanufacturing business – engines, components, full vehicles to some degree. We think that has opportunity here at Bucyrus, particularly with the age of a lot of large drag lines and rope shovels around the world that have been out there for many years. We think that brings us some. And that’s just a start on them, but that gets us there pretty quickly in the size of this industry and one of the reasons that we’re so excited about it.

Audience member:

Bucyrus is represented by the United Steel Workers, that’s the union here. Does Caterpillar have a union? And in the future, if it’s different than the Steel Workers, might something change there?

Doug Oberhelman:

We have several unions around the world. In the United States, we have the Machinists. Down in the Joliet Illinois area for a lot of our component business there, we have the United Auto Workers, which is primarily in central Illinois. We have, of course, the big German Federal Union in Germany, and in Belgium where we are, it’s a different situation but it’s a completely unionized plant. In the UK it would be a UK union over there as well. I don’t see that changing, I think that if you want to be represented by the Steel Workers here and that’s working for you, that’s probably going to be the way it’s going to be for a long time. We’ve had United Auto Workers, I believe, since 1946. The Machinists aren’t quite that old in Joliet Illinois but it’s been a long standing union there so I think that’s pretty much up to you, how you wish to be represented.

Tim Sullivan:

Well obviously I’ll be here until closing and then Doug and myself have talked about a transition role to work with both Steve and Chris. Look, I think the last thing that I want to see happen here is Bucyrus is the fact that everything we have built up is not only sustainable but also moves to the next level. So we’ll be working, I’ll be working personally very carefully with Steve, with Doug, with Chris, to make sure that everything that we’ve put in place here moves to the next level.

Doug Oberhelman:

I’m going to let Tim have the last word, of course. But just a couple of things, First, I have made several commitments to you up here today. And I’ve made those to Tim and his Board. But I need a commitment from you all as well. And I ask the same thing of our employees every single day. We have to be globally competitive, we have to be efficient, we’ve got to beat everybody else that wants our jobs. And that includes me. Because believe it or not, people want my job. And these are people in China, these are people down the street, these are people all over the world. We have to be globally competitive and we have to work hard to keep that. I need that from you and it’s the same message I have for Caterpillar employees every day.

Secondly, and this is an important one, it’s a quote I hope I see somewhere. Bucyrus is staying in Milwaukee and Caterpillar is coming to Milwaukee. And that’s a good one that you can take home and talk about with your family because that is the truth. Bucyrus is here, Caterpillar is coming and I think that’s a big winner for all of us. And I thank you and I’ll let Tim have the last word.

Tim Sullivan:

I want to express again my sincere belief that this is absolutely the best thing for this company. Or trust me, our Board of Directors would have never agreed to it. It is absolutely the best thing for this company going forward. Now this is very important, ok, we shut down production, and we cleared the offices because this was obviously a very very important thing for you to understand clearly, what the game plan is for this company going forward. However, we’ve got our backs up against the wall, we’ve got 6 weeks to go, to close on our fiscal year, and I want to be paying out bonuses this year. I want to be paying out profit sharing. And we can do it. You know, we’ve run the numbers, if all of our employees pitch in over the next 6 weeks, I know we got kind of dished kind of a bad deal here with the Ex-lm Bank kind of pushing off some shipments on us and and that’s our problem, we’re trying to fill that gap of the delay in the shipments effected by the Ex-lm bank loan. But we got a shot so I’m really asking for maximum overtime. Everyone doing everything they possibly can do over the next 6 weeks to stay focused, get the product out the door, quality product out the door over the next 6 weeks and I think we got a shot at profit sharing. Ok? So back to work, work hard, and thanks everyone for everything you do for the company.

BUCYRUS 1100 Milwaukee Avenue · P.O. Box 500 South Milwaukee, Wisconsin 53172-0500, USA (+1) 414.768.4000

Additional Information Relating to Bucyrus and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Bucyrus by Caterpillar. In connection with the proposed merger, Bucyrus intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, which will be mailed to stockholders of Bucyrus.

Bucyrus stockholders are urged to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement (when available), as well as other filed documents, without charge, at the SEC’s website (http://www.sec.gov). Free copies of Bucyrus’s filings may be obtained by directing a request to Bucyrus’s Investor Relations by telephone to (414)768-4000, in writing to Bucyrus, Attention: Investor Relations, 1100 Milwaukee Avenue, South Milwaukee, WI 53172, by email to amalingowski@bucyrus.com or at Bucyrus’s website (http://www.bucyrus.com).

Bucyrus and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of Bucyrus with respect to the proposed transaction. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Information regarding Bucyrus’s directors and executive officers is also available in Bucyrus’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on March 12, 2010. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations at Bucyrus.

Caution Concerning Forward-Looking Statements Relating to Bucyrus

Statements in this communication that relate to Bucyrus’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: (1) the inability to close the merger in a timely manner; (2) the inability to complete the merger due to the failure to obtain stockholder approval and adoption of the merger agreement and approval of the merger or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals; (3) the failure of the transaction to close for any other reason; (4) the effect of the announcement of the transaction on Bucyrus’s business relationships, operating results and business generally; (5) the possibility that the anticipated synergies and cost savings of the merger will not be realized, or will not be realized within the expected time period; (6) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (7) diversion of management’s attention from ongoing business concerns; (8) general competitive, economic, political and market conditions and fluctuations; (9) actions taken or conditions imposed by the governmental or regulatory authorities; (10) adverse outcomes of pending or threatened litigation or government investigations; (11) the impact of competition in the industries and in the specific markets in which Bucyrus operates; and (12) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the proxy statement to be mailed to Bucyrus’s stockholders Bucyrus’s filings with the SEC that are available on the SEC’s web site located at http://www.sec.gov, including the section entitled “Risk Factors” in Bucyrus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Readers are strongly urged to read the full cautionary statements contained in those materials. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.